Hi Sam,

Kerry James Marshall's paintings are among the rarest opportunities in the auction market today. In fact, only a handful of works have appeared there in the past decade—and some have even made headlines, including his record $21.1M result in 2018, the highest for any living African American artist.

Total Paintings Sold at Auction (2020-2025)



Andy Warhol
572 Works Sold
Yoshitomo Nara
183 Works Sold
Banksy
158 Works Sold
Jean-Michel Basquiat
93 Works Sold
Kerry James Marshall
RARE
13 Works Sold

With *The Histories*, his largest-ever retrospective outside the U.S., opening at the Royal Academy in London, institutional and collector demand may only intensify long-term.

That's why we're highlighting a rare opportunity for investors: a $4.2M portrait from a noted private collection. It's one of Marshall's celebrated "pin-up" portraits, previously featured in his acclaimed exhibition at the Met.

Invest here, and view the offering circular below.

Thanks,

The Masterworks Team

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MASTERWORKS

www.masterworks.com
1 World Trade Center, 57th Floor, New York, NY 10007